[GRAPHIC OMITTED] ALLIANT ENERGY

                                                        Alliant Energy
                                                        Worldwide Headquarters
                                                        4902 North Biltmore Lane
                                                        P.O. Box 77007
                                                        Madison, WI  53707-1007
                                                        www.alliantenergy.com
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News Release
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FOR IMMEDIATE RELEASE             Media Contact: Chris Schoenherr (608) 458-3924
                                                    Karen Whitmer (608) 458-4839
                               Investor Contact:        Eric Mott (608) 458-3391

Interstate Power and Light Company Completes $150 Million Private Placement of Preferred Stock

MADISON, Wis. - Dec. 20, 2002 - Alliant Energy Corporation (NYSE: LNT) announced today that its subsidiary, Interstate Power and Light Company, completed a private placement of 6,000,000 shares of preferred stock at a price per share to investors of $25.00.

Interstate Power and Light Company will apply the approximately $144.8 million of net proceeds from the private placement to repay its short-term debt as it comes due and for general corporate purposes, including to fund capital expenditures and to repay other debt.

The private placement of preferred stock was conducted in accordance with Rule 144A under the Securities Act of 1933. The shares of preferred stock have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration under such Act or an applicable exemption from the registration requirements.

Alliant Energy is an energy-services provider that serves more than three million customers worldwide. Providing its regulated customers in the Midwest with electricity and natural gas service remains the company's primary focus. Other key business platforms include the international energy market and non-regulated domestic generation. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company's web site at www.alliantenergy.com.
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